Exhibit 21

List of Subsidiaries of Veoneer, Inc.
Canada
Veoneer Canada Inc.
China
Arriver Software (Shanghai) Co. Ltd.
Veoneer (China) Co., Ltd.
France
Veoneer France SAS
Germany
Arriver Software GmbH
Veoneer Germany GmbH

India
Veoneer India Private Limited
Italy
Veoneer Italy S.r.l.
Japan
Veoneer Japan Ltd.
Romania
Arriver System Software S.r.l.
Veoneer Romania S.r.l.
South Korea
Veoneer Korea Ltd.
Sweden
Arriver AB
Arriver Software AB
Veoneer AB
Veoneer Sweden AB
Zenuity AB (50%)
United States
Arriver Software, Inc.
Veoneer US, Inc. (Delaware)
Veoneer Brake Systems, LLC (Ohio)
Veoneer Roadscape Automotive, Inc. (Delaware)

Veoneer, Inc. has 100% ownership interest and 100% voting power in each subsidiary unless otherwise indicated.